Exhibit 10.26

FIRST AMENDMENT TO THE
MONDELĒZ GLOBAL LLC SUPPLEMENTAL BENEFITS PLAN-I

WHEREAS, Mondelēz Global LLC (“Company”) previously adopted the Mondelēz Global LLC Supplemental Benefits Plan-I (“Plan”) effective as of September 1, 2012; and
WHEREAS, the Company and the Management Committee for Employee Benefits (“MCEB”) may amend the Plan pursuant to subsection 7.1 thereof; and
WHEREAS, the MCEB previously delegated certain amendment authority with respect to the Plan to the Company’s Associate Director, Benefit Operations (“Delegatee”); and
WHEREAS, the Company, the MCEB and the Delegatee, desire to amend the Plan effective December 31, 2016 to (i) clarify that a participant ceases to accrue a benefit or receive any credit under the Plan as of the participant’s “separation from service” and to make certain changes.
NOW, THEREFORE, effective December 31, 2016, Section 2.3 of the Plan is amended in its entirety to read as follows:

“2.3 Continued Participation.   Once an eligible employee becomes a Participant in the Plan he shall remain a Participant for so long as he is entitled to a benefit under the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary as of a Participant’s Separation from Service no additional Plan benefit will accrue or be credited (other than notional interest credits as applicable) and any election to defer compensation under the Plan will end regardless of whether the Participant subsequently receives any payment from an Employer which would otherwise be considered Eligible Compensation.”

As Delegatee, I have authority to adopt this amendment on behalf of the MCEB and the Company this 20th day of December, 2016.

/s/ Joanne P. Armenio
Name: Joanne P. Armenio
Title: Associate Director, Benefit Operations